Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

PITNEY BOWES INC.,

MAGELLAN ACQUISITION CORP.

AND

MAPINFO CORPORATION

Dated as of March 14, 2007

TABLE OF CONTENTS

ARTICLE I	THE CASH TENDER OFFER	1

1.1	The Offer	1
1.2	Company Actions	3
1.3	Directors	5

ARTICLE II	THE MERGER; TOP-UP OPTION; CONVERSION OF SECURITIES	6

2.1	The Merger	6
2.2	Effective Time of the Merger	6
2.3	Closing	6
2.4	Effects of the Merger	7
2.5	Directors of the Surviving Corporation	7
2.6	Top-Up Option	7
2.7	Conversion of Capital Stock	8
2.8	Exchange of Certificates	9
2.9	Company Stock Plans	11
2.10	Dissenting Shares.	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12

3.1	Organization, Standing and Power	12
3.2	Capitalization	14
3.3	Subsidiaries	15
3.4	Authority; No Conflict; Required Filings and Consents	16
3.5	SEC Filings; Financial Statements; Information Provided	18
3.6	No Undisclosed Liabilities	20
3.7	Absence of Certain Changes or Events	20
3.8	Taxes	20
3.9	Real Property	22
3.10	Intellectual Property	22
3.11	Contracts	24
3.12	Litigation	25
3.13	Environmental Matters	25
3.14	Employee Benefit Plans	26
3.15	Compliance With Laws	28
3.16	Permits	29
3.17	Labor Matters	29
3.18	Insurance	29
3.19	Opinion of Financial Advisor	30
3.20	Section 203 of the DGCL	30
3.21	Brokers	30
3.22	Acquisitions and/or Divestitures	30

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER	30

4.1	Organization, Standing and Power	30
4.2	Authority; No Conflict; Required Filings and Consents	31
4.3	Operations of Purchaser	32
4.4	Ownership of Company Common Stock	32
4.5	Information Provided	32
4.6	Financing	32

ARTICLE V	CONDUCT OF BUSINESS	33

5.1	Covenants of the Company	33
5.2	Confidentiality	35

ARTICLE VI	ADDITIONAL AGREEMENTS	35

6.1	No Solicitation.	35
6.2	Proxy Statement	38
6.3	Nasdaq Quotation	39
6.4	Access to Information	39
6.5	Stockholders Meeting.	39
6.6	Legal Conditions to the Merger	40
6.7	Public Disclosure	41
6.8	Indemnification	41
6.9	Notification of Certain Matters	43
6.10	Employee Benefits and Service Credit	43
6.11	Certain Severance Payments	44

ARTICLE VII	CONDITIONS TO MERGER	44

7.1	Conditions to Each Party’s Obligation To Effect the Merger	44

ARTICLE VIII	TERMINATION AND AMENDMENT	45

8.1	Termination	45
8.2	Effect of Termination	46
8.3	Fees and Expenses	46
8.4	Amendment	47
8.5	Extension; Waiver	47

ARTICLE IX	MISCELLANEOUS	48

9.1	Nonsurvival of Representations, Warranties and Agreements	48
9.2	Notices	48
9.3	Entire Agreement	49
9.4	No Third Party Beneficiaries	49
9.5	Assignment	49

9.6	Severability	49
9.7	Counterparts and Signature	50
9.8	Interpretation	50
9.9	Governing Law	50
9.10	Remedies	50
9.11	Submission to Jurisdiction	51
9.12	WAIVER OF JURY TRIAL	51
9.13	Disclosure Schedules	51
9.14	Company’s Knowledge	51

Annex I Conditions to the Offer

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Form of Bylaws of the Surviving Corporation

TABLE OF DEFINED TERMS

TERMS	SECTION
Acceptance Time	1.3(a)
Accredited Investor	2.6(d)
Acquisition Proposal	6.1(g)
Affiliate	3.2(c)
Agreement	Introductory Statement
Alternative Acquisition Agreement	6.1(b)(ii)
Antitrust Laws	6.6(b)
Bankruptcy and Equity Exception	3.4(a)
Business Day	2.3
Certificate	2.8(b)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Code	1.1(e)
Company	Introductory Statement
Company Balance Sheet	3.5(b)
Company Board	1.2(b)
Company Common Stock	Introductory Statement
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company ESPP	2.9(d)
Company Intellectual Property	3.10(a)
Company IP Agreements	3.10(b)
Company Leases	3.9(c)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Material Insurance Policies	3.18
Company Meeting	3.4(d)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company SEC Reports	3.5(a)
Company Stock Options	2.9(a)(i)
Company Stock Plans	2.9(a)(i)
Company Stockholder Approval	3.4(a)
Company Voting Proposal	3.4(a)
Company’s Knowledge	9.14
Confidentiality Agreement	5.2
Continuing Employees	6.10
Current D&O Insurance	6.8(c)
DGCL	2.1
Dissenting Shares	2.10(a)
Effective Time	2.2
Employee Benefit Plan	3.14(a)

TERMS	SECTION
Environmental Law	3.13(b)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	1.1(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(a)
GAAP	3.5(b)
Governmental Entity	3.4(c)
Governmental Regulations	3.9(b)
Hazardous Substance	3.13(c)
HSR Act	3.4(c)
Income Tax Returns	3.8(a)
Indemnified Parties	6.8(a)
Independent Directors	1.3(c)
Intellectual Property	3.10(a)
IRS	3.14(b)
Jefferies Broadview	3.19
Letter of Transmittal	1.1(c)
Liens	3.4(b)
Maximum Premium	6.8(c)
Merger	Introductory Statement
Merger Consideration	2.7(c)
Minimum Condition	Annex I
Offer	Introductory Statement
Offer Consideration	Introductory Statement
Offer Documents	1.1(c)
Offer to Purchase	1.1(c)
Option Consideration	2.9(b)
Ordinary Course of Business	3.2(e)
Outside Date	8.1(b)
Parent	Introductory Statement
Parent Employee Plan	6.10
Parent Material Adverse Effect	4.1
Person	2.8(b)
Pre-Closing Period	5.1
Proxy Statement	3.4(c)
Purchaser	Introductory Statement
Purchaser Designees	1.3(a)
Real Estate	3.9(a)
Reporting Tail Endorsement	6.8(c)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
Sarbanes-Oxley Act	3.5(a)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)

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TERMS	SECTION
SEC	1.1(b)
Securities Act	2.6(d)
Special Committee	3.19
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(g)
Surviving Corporation	2.4
Tax Returns	3.8(a)
Taxes	3.8(a)
Taxing Authority	3.8(a)
Termination Fee	8.3(b)
Third Party Intellectual Property	3.10(b)
Top-Up Option	2.6(a)
Top-Up Option Shares	2.6(a)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 14, 2007, among Pitney Bowes Inc., a Delaware corporation (the “Parent”), Magellan Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and MapInfo Corporation, a Delaware corporation (the “Company”).

Introduction

This Agreement contemplates the acquisition of the Company by the Parent on the terms and subject to the conditions set forth in this Agreement. The Purchaser will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company, $0.002 par value per share (the “Company Common Stock”), at a price of $20.25 per share of Company Common Stock, net to the seller in cash, without interest thereon (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Agreement. Following consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Boards of Directors of each of the Parent, the Purchaser and the Company have approved and declared advisable the Offer and the Merger and adopted this Agreement.

The Parent, the Purchaser and the Company therefore agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as soon as practicable after the date of this Agreement, and in any event within seven business days of the day on which the Purchaser’s intention to make the Offer is publicly announced (which announcement will be made by the Parent on March 15, 2007), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase any and all outstanding shares of Company Common Stock at a price equal to the Offer Consideration. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, the Purchaser shall accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such shares promptly after acceptance. The obligation of the Parent and the Purchaser to commence the Offer and to accept for payment and pay for shares of Company Common Stock validly tendered in the Offer and not properly withdrawn shall be subject only to the conditions set forth in Annex I to this Agreement.

(b) Expiration Date; Extensions and Amendments; Subsequent Offering Period. The initial expiration date of the Offer shall be the 20th business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, the Purchaser shall not:

(i) change the form of consideration payable in the Offer, decrease the Offer Consideration or decrease the number of shares of Company Common Stock sought pursuant to the Offer;

(ii) extend the expiration date of the Offer, except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (B) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC, or (C) as otherwise contemplated by this Agreement;

(iii) waive the Minimum Condition;

(iv) amend the conditions to the Offer set forth in Annex I or any other material term thereof in any manner adverse to holders of shares of Company Common Stock; or

(v) impose any condition to the Offer not set forth in Annex I.

If the Offer shall not have been consummated at the scheduled expiration thereof due to the failure to satisfy any of the conditions to the Offer set forth in Annex I (that the Parent or the Purchaser has not waived hereunder), the Parent will, at the request of the Company, cause the Purchaser to extend the expiration date of the Offer for one or more periods (not in excess of 10 business days each) but in no event later than September 14, 2007. The Purchaser may, without the consent of the Company, elect to provide a subsequent offering period (not in excess of ten business days) for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of shares of Company Common Stock in the Offer.

(c) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal (the “Letter of Transmittal”), and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.

(d) Provisions of Funds by the Parent. The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(e) Tax Withholding. The Purchaser or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any transfer tax due and any other amounts as the Purchaser or the Exchange Agent, as applicable, reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable state, local or foreign law. To the extent that amounts are so withheld by the Purchaser or the Exchange Agent, such withheld amounts (i) shall be remitted by the Purchaser or the Exchange Agent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

1.2 Company Actions.

(a) Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 14D-9. Contemporaneously with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on

Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of Shares. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors of the Company (together with any duly constituted committee thereof, the “Company Board”) in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock. The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.

(c) Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Offer Documents.

(d) Stockholder Lists. In connection with the Offer and the Merger, the Company shall promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the beneficial owners of the shares of Company Common Stock, and shall furnish to the Purchaser such information and assistance (including updated lists and information) as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock. From and after the date of this Agreement, all such information concerning the Company’s record and, to the extent known, beneficial holders shall be made available to the Purchaser. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

1.3 Directors.

(a) Election of Purchaser Designees. Promptly after the first time at which the Purchaser accepts for payment, and pays for, any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), and from time to time thereafter as shares of Company Common Stock are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of members of the Company Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give the Purchaser representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Parent or the Purchaser at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon the request of the Purchaser, use its reasonable best efforts promptly (and in any event within one business day) either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company Board and the Company shall take all actions available to the Company to cause the Purchaser Designees to be so elected or appointed. At such time, the Company shall, if requested by the Purchaser, also take all action necessary to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

(b) Compliance with Section 14(f) and Rule 14f-1. The Company’s obligations in Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to holders of shares of Company Common Stock the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9. The Parent and the Purchaser shall supply to the Company in writing any information with respect to the Parent, the Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1.

(c) Independent Directors. Notwithstanding the foregoing provisions of this Section 1.3, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time (as defined below), be directors of the Company who were directors of the Company on the date hereof (the “Independent Directors”), provided that, if there shall be in office fewer than two Independent Directors for any reason, the Company Board shall cause the person designated by the remaining Independent Director to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of the Parent or the Purchaser and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Purchaser hereunder, any waiver of any condition to the Company’s obligations hereunder, any exercise or waiver of the Company’s rights or remedies hereunder, any amendment to the Company’s certificate of incorporation or bylaws, any authorization of any agreement between the Company and any of its Subsidiaries, on the one hand, and the Parent, the Purchaser or any of their Affiliates on the other hand, or the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board may be effected only if (in addition to the approval of the Company Board as a whole) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office.

ARTICLE II

THE MERGER; TOP-UP OPTION; CONVERSION OF SECURITIES

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser shall merge with and into the Company at the Effective Time.

2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Parent and the Company shall jointly prepare, and immediately following the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (or certificate of ownership and merger, as the case may be) (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of WilmerHale, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Parent and the Company. For purposes of this Agreement (except Section 1.1), a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

2.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit B, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Directors of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Top-Up Option.

(a) Subject to Section 2.6(b) and Section 2.6(c), the Company grants to the Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares); provided, however, in no event shall the Top-Up Option be exercisable for a number of shares (i) in excess of the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not otherwise reserved for issuance) as of immediately prior to the exercise of the Top-Up Option or (ii) that would require the Company to obtain stockholder approval under applicable securities exchange listing standards.

(b) The Top-Up Option may be exercised by the Purchaser, in whole but not in part, at any time at or after the Acceptance Time and the expiration of any subsequent offering period. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Consideration. Such purchase price shall be paid by the Purchaser in cash.

(c) In the event that the Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth the place and time at which the closing of the purchase of the Top-Up Option Shares by the Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a certificate representing such shares.

(d) The Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

2.7 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a) Capital Stock of Purchaser. Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.002 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Purchaser or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.8, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.7(b) and Dissenting Shares (as defined in Section 2.10(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $20.25 in cash per share (or any such higher price per share of Company Common Stock as may be paid in the Offer) without any interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.7(c) upon the surrender of such certificate in accordance with Section 2.8.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.8 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Parent shall deposit with a bank or trust company mutually acceptable to the Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.8, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.7(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Exchange Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to the Parent pursuant to Section 2.8(d).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person (as defined in this Section 2.8(b)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.8. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.8(d).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.8 shall be entitled to receive only from the Parent (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(e) No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Exchange Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company

Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Parent or the Exchange Agent may require delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to any such Certificate.

2.9 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.9, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Parent, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Company Stock Option shall receive from the Parent, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.9 and providing instructions for use in obtaining payment for such Company Stock Options. The Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.9.

(d) The Company and the Company Board shall take all steps necessary to effectuate the exercise of all outstanding options granted pursuant to the 1993 Employee Stock

Purchase Plan, as amended (the “Company ESPP”) pursuant to the terms thereof (including notice to each holder of options) on a date determined by the Board, which date shall be not less than ten (10) days preceding the Closing, and as of or prior to the Effective Time, the Company Board shall terminate the Company ESPP. No later than five (5) days prior to the Closing, the Company shall provide notice to the Parent of the number of shares of Company Common Stock purchased upon exercise of such options in accordance with the Company ESPP and this paragraph.

2.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.7, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.7, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement or (b) as set forth herein or in the disclosure schedule delivered by the Company to the Parent and Purchaser and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any fact, change, event, circumstance or development that (i) has, or would be reasonably likely to have, a material adverse effect on the assets, properties, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would be reasonably likely to materially impede or delay the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, or any adverse effects resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) economic factors affecting the national, regional or world economy or acts of war or terrorism (to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company and its Subsidiaries operate);

(b) factors generally affecting the industries or markets in which the Company operates (to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company and its Subsidiaries operate);

(c) actions contemplated by the parties in connection with this Agreement or resulting or arising from the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations of orders for products or losses of employees;

(d) changes in applicable law, rules or regulations (to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company and its Subsidiaries operate);

(e) changes in generally accepted accounting principles or the interpretation thereof;

(f) any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request of the Parent;

(g) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(h) any failure, in and of itself, by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof;

(i) any loss of customers, resulting directly or indirectly from the announcement of the Merger; and

(j) a decline in the price of the Company Common Stock, in and of itself.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation. As of March 12, 2007, (i) 21,768,166 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of March 12, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has not issued awards under any Company Stock Plan of shares of Company Common Stock that are subject to vesting, repurchase or similar restrictions. The Company has made available to the Parent complete and accurate copies of all (x) Company Stock Plans and (y) forms of stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement except for Section 4.4, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business (as defined below). As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and proposed to be operated, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. To the Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of the Company and each Subsidiary of the Company. Such charter, bylaws or other organizational documents as made available to the Parent are in full force and effect and have not been amended, altered or repealed. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws, and each of the Company’s Subsidiaries is in compliance with its charter, bylaws or equivalent organizational documents, except for such violations or non-compliance as would not have a Company Material Adverse Effect.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to the extent required by applicable law, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Merger, the Offer and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger, the Offer and this Agreement and declared its advisability in accordance with the provisions of the DGCL and took all corporate actions required to be taken by the Company Board to authorize the transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, to the extent required by applicable law, and (iv)

to the extent necessary, adopted a resolution, assuming the accuracy of the representations and warranties of Parent and Purchaser in Section 4.4, having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger, the Offer or the other transactions contemplated by this Agreement not to be subject to any state takeover law or similar law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of Parent and Purchaser in Section 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval, to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable law) and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart Scott Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, Schedule 14D-9 and the proxy or information statement (if required) (the “Proxy Statement”) with respect to the Company Meeting (as defined below) with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of Parent and Purchaser in Section 4.4, to the extent stockholder approval is required by applicable law, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and all other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) and all documents incorporated by reference, in such registration statements, forms, reports and other documents are referred to herein as the “Company SEC Reports”. The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any form, report or other document with the SEC. To the Company’s Knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated unaudited balance sheet of the Company as of December 31, 2006 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they shall be made. The Proxy Statement (if required) to be sent to the holders of shares of Company Common Stock in connection with the Company Meeting, on the date the Proxy Statement is first published, sent or given to holders of shares of Company Common Stock and at the time of the Company Meeting, shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances in which they shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates should be discovered by the Company which should be set forth in an amendment to the Schedule TO or a supplement to the Offer Documents or the Proxy Statement, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 21, 2003 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Global Market.

(f) Except as disclosed in the Company’s SEC Reports or the Company Disclosure Schedule, the Company has not, since January 1, 2004, received any written notification from its independent auditors, any Governmental Entity or any other Person of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(g) Set forth on Section 3.5(g) of the Company Disclosure Schedule is a list of all bank accounts held or maintained by the Company or its Subsidiaries.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports or in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet or any notes to the consolidated financial statements of the Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (f) and (g) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. Each of the Company and each of its Subsidiaries has, on a timely basis, withheld or paid, as applicable, all due and payable Taxes, whether or not shown as due and payable on any Tax Returns required to be filed pursuant to this Section 3.8(a), or such Taxes are being contested in good faith through the appropriate proceeding, with each such proceeding being described in Section 3.8(a) of the Company Disclosure Schedule. For purposes of this Agreement, (i) “Income Tax Returns” means Tax Returns required to be supplied to or filed with a Taxing Authority in connection with income or franchise taxes, including, where filed or required, combined or consolidated returns for any group of entities that include the Company or any of its Subsidiaries; (ii) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, profits, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, business license, occupation, stamp, environmental, workers’ compensation and franchise taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing imposed by the United States of America or any state, local or foreign government, territory or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; (iii) “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess, or administer the imposition of any Tax; and (iv) “Tax Returns” means all reports, returns, declarations, claims for refund, statements or other information (including elections, estimates, declarations, amendments, schedules, information returns or attachments thereto) required to be supplied to a Taxing Authority in connection with Taxes.

(b) The Company has made available to the Parent correct and complete copies of all Income Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2001. For periods ending after December 31, 2001: (i) none of the Company’s and its Subsidiaries’ Tax Returns have been audited or are currently under audit by a Taxing Authority; and (ii) the Tax Returns of the Company and each of its Subsidiaries are closed by the applicable statute of limitations. No Tax Return for the Company or any of its Subsidiaries is under extension of time to be filed.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code, (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise, or (iii) is a party to a contract or has any liability to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(d) Neither the Company nor any of its Subsidiary has engaged or participated in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) No closing agreement pursuant to Section 7121 of the Code (or, to the Company’s Knowledge, any similar provision of state, local or foreign law) has been entered into by, or with respect to, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) any deferred gain or income from an intercompany transaction, within the meaning of Treasury Regulation Section 1.1502-13, or (v) an excess loss account with respect to the stock of any subsidiary, within the meaning of Treasury Regulation Section 1.1502-19.

(f) Neither the Company nor any of its Subsidiaries would be required to include any amount in income under Section 951 of the Code or Section 78 of the Code (as a result of the application of Section 960 of the Code) with respect to any foreign Subsidiary were the taxable year of such foreign Subsidiary deemed to close on the Closing Date.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property (leasehold) owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all loans secured by mortgages encumbering the Real Estate.

(b) The Real Estate and the leased real property of the Company and its Subsidiaries comply with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), except where noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises. Each Company Lease is a valid and binding obligation of the Company or Subsidiary party thereto, in full force and effect and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, and, to the Company’s Knowledge, no event has occurred that, with notice or lapse of time, would constitute a breach or default under the Company Leases by the Company or Subsidiary party thereto, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any interest in any leased real property, and the Company or one of its Subsidiaries enjoys peaceful and undisturbed possession under the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries where such lease, sublease or license is material to the financial condition of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries, as currently conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material

Adverse Effect (collectively, “Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) data, information, processes, formulae, methods, schematics, technology, know-how, computer software programs, and (iv) other tangible or intangible proprietary or confidential information and materials (but excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the loss of rights under, and neither the Company and its Subsidiaries nor any other party to such agreements, is in material breach of, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as whole (including pursuant to which the Company or any of its Subsidiaries grants to any third party any rights in such Intellectual Property), or (ii) any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (those agreements referenced by (i) and (ii), “Company IP Agreements”, and Intellectual Property subject to those agreements referenced by (ii) “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents, registered trademarks, registered copyrights, domain names (and applications for all of the foregoing) included in Company Intellectual Property. Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company IP Agreements (other than agreements entered into with customers in the Ordinary Course of Business) and all Third Party Intellectual Property which is embedded in, licensed or otherwise provided in connection with the Company’s or its Subsidiary’s products.

(c) All domain names and patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled and are not the subject of invalidity or other proceedings. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation.

(e) The source code for the products owned by Company or its Subsidiaries (i) has at all times been maintained in confidence, (ii) has been disclosed by the Company and its Subsidiaries only to employees or third parties who are bound by appropriate nondisclosure obligations, (iii) has not been licensed or sold to any third party (other than licenses to third parties performing services for the Company and who are bound by appropriate nondisclosure obligations), and (iv) is not the subject of any escrow or similar agreement or arrangement giving any third party rights in or to such source code and upon the occurrence of certain events.

(f) All personnel of the Company and its Subsidiaries, including employees, contract workers, agents, consultants, other service providers and contractors, who have contributed to or participated in the conception or development of Company Intellectual Property have assigned to the Company or its Subsidiaries, as appropriate, ownership of all such Company Intellectual Property.

3.11 Contracts.

(a) The Company has made available to the Parent a copy of each Company Material Contract in effect on the date of this Agreement and a complete and accurate list of all Company Material Contracts is set forth in Section 3.11(a) of the Company Disclosure Schedule. As used in this Agreement, “Company Material Contract” means (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries is likely to spend or receive, in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, and (iv) any employment, severance, change in control or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary or other compensation in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries and (v) any contract which would prevent or materially impede or delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

(b) Each Company Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract has received notice of termination or cancellation under any Company Material Contract nor is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received any written notice alleging any of them is not in compliance in all material respects with applicable Environmental Laws;

(ii) to the Company’s Knowledge, the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to the imposition of material liability on the Company or any of its Subsidiaries or to an obligation on the part of the Company or any of its Subsidiaries to act or disclose that condition under any Environmental Law;

(iii) to the Company’s Knowledge, the properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to the imposition of material liability on the Company or any of its Subsidiaries or to an obligation on the part of the Company or any of its Subsidiaries to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(iv) neither the Company nor any of its Subsidiaries has received any written notice that it is subject to liability for any Hazardous Substance disposal, release or contamination in violation of any Environmental Law on the property of any third party;

(v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with Environmental Law and (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law that remains outstanding or unresolved;

(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law; and

(viii) the Company has provided to the Parent copies of all environmental reports, assessments, audits and investigations and other material written environmental information in the Company’s possession, custody or control relating to the Company, its Subsidiaries and the properties currently or formerly owned, leased or operated by the Company and its Subsidiaries.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, including the common law, regulation, order, decree, code, ordinance, rule or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance, chemical, waste or material that is regulated or which falls within the definition of a “hazardous substance,” “extremely hazardous substance,” “hazardous constituent,” “toxic substance,” “pollutants,” “contaminants,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or Environmental Law are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Parent specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans that are maintained, sponsored, or contributed to (or required to be contributed to), by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”) and that involve more than one person or monetary benefits in excess of $100,000. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case regardless of whether or not subject to ERISA, and any other written or oral plan, policy, program, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, death or disability benefits, pension or other retirement benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired employment services, change in control, consulting and severance agreements, for the benefit of, or relating to, any current or former employee, director or consultant of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (D) a controlled group (as defined in Section 4001(a)(14) of ERISA) any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) all material documents setting forth the terms of such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), together with all exhibits and schedules thereto, (iii) each trust agreement, group annuity contract, summary plan description, and summary of material modification, if any, relating to such Company Employee Plan and (iv) all other material written contracts, instruments or agreements relating to such Company Employee Plan, including administrative service agreements and group insurance contracts.

(c) Each Company Employee Plan is being and has been administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except as would not result in material liability to the Company or the Parent.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are accurately reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be tax qualified under Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) are so qualified, have received determination letters from the IRS (or similar approvals of a foreign Governmental Entity) to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (or otherwise meet the qualifications for tax-registered or tax-favored treatment), no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained, participated in, or otherwise had any liability with respect to a Company Employee Plan which was ever subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to or has any material liability with respect to any oral or written (i) agreement with any current or former stockholders, director, executive officer or employee of the Company or any of its Subsidiaries

(A) the benefits of which or funding of benefits are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits upon or after the termination of employment of such director, executive officer or employee; or (ii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical, or other retiree welfare benefits to any person, except as required by Section 4980B of the Code, Section 601 et seq. of ERISA, and similar state law.

(i) With respect to each of the Company Employee Plans: (1) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or, to the Company’s Knowledge, is anticipated against any of the Company Employee Plans (other than routine claims for benefits and qualified domestic relations orders and appeals of such claims), any trustee or fiduciaries thereof, the Company, any Subsidiary, any ERISA Affiliate, any employee, officer, director or other service provider of the Company (whether current, former or retired), or any of the assets of any trust of any of the Company Employee Plans that could reasonably be expected to result in material liability for the Company or any of its Subsidiaries; and (2) no Company Employee Plan is under, and neither the Company nor any Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(j) The Company has no unfunded liabilities pursuant to any Company Employee Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, a nonqualified deferred compensation plan, an excess benefit plan, or a plan, scheme or arrangement that is subject to the laws of a jurisdiction outside of the United States. No Company Stock Option that was unvested as of December 31, 2004 or granted after such date (i) was granted with an exercise price less than the fair market value of a share of Company Common Stock on the date of grant, or (ii) includes or included at any time any feature for the deferral of compensation (other than deferral of recognition of income until the later of exercise or disposition).

(k) The Company has made available to the Parent a complete and accurate list, as of March 12, 2007, of all employees of the Company and each of its Subsidiaries who are entitled as a result of the Merger to receive severance, termination or change-in-control payments pursuant to employment, severance, or change in control agreements in effect between the Company and such employees, along with the amount of such payments for each such person.

3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2004 neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in all material respects with all laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses franchises, certificates, approvals and authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates, approvals and authorizations the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, default or event giving rise to termination under the Company Permits except in each case as, individually and in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters. The Company has made available to the Parent a complete and accurate list, as of March 12, 2007, of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. There are no representative bodies of employees (including, without limitation, domestic or European works councils) or any recognized union employee representative bodies or any agreements with any such bodies with respect to the Company or any Subsidiary.

3.18 Insurance. Each of the Company and its Subsidiaries maintains in full force and effect with reputable insurance carriers insurance policies with respect to their business, properties and assets, in such amounts and against such losses and risks of a character as is customarily carried by similarly situated companies in the same or similar businesses and as is required under the terms of any Company Material Contract and lease for real property. Section 3.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all material insurance policies maintained by or on behalf of the Company or its Subsidiaries (the “Company Material Insurance Policies”). All premiums due and payable under the Company Material Insurance Policies have been paid and the Company or its Subsidiaries, as applicable, have complied in all material respects with the provisions of such policies. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed in writing by the underwriters or in respect of which the underwriters have reserved their rights.

3.19 Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company (the “Special Committee”) has received the opinion of Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”), the Special Committee’s sole financial advisor, dated the date of this Agreement and addressed to the Special Committee and the Board of Directors of the Company, to the effect that, as of such date, the amount to be received by the holders of Company Common Stock in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders, other than the Parent and its Affiliates.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and Purchaser in Section 4.4, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger, the Offer or the other transactions contemplated by this Agreement.

3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Jefferies Broadview, whose fees and expenses shall be paid by the Company. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which Jefferies Broadview is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.22 Acquisitions and/or Divestitures. The Company has made available to the Parent true and complete copies of all agreements dated on or after January 1, 2004, pursuant to which the Company or any of its Subsidiaries has acquired or sold any stock or assets for an aggregate purchase price greater than $5,000,000. Section 3.22 of the Company Disclosure Schedule sets forth a good faith estimate of the current material payment obligations (whether contingent or otherwise) of the Company and its Subsidiaries in respect of earn outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with investments in or acquisitions of companies or businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER

The Parent and Purchaser represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any material adverse fact, change, event, circumstance or development that has, or would be reasonably likely to have, a material adverse effect on, (a) the assets, properties, business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent or Purchaser to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance by the Parent and Purchaser of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and Purchaser, other than the adoption of this Agreement by the Parent as the sole stockholder of Purchaser, which shall occur promptly after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of the Parent and Purchaser and constitutes the valid and binding obligation of each of the Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and Purchaser, the performance by each of the Parent and the Purchaser of its obligations under this Agreement and the consummation by the Parent and Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Parent or Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or Purchaser’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Purchaser stockholder approval (which shall occur promptly after the execution and delivery of this Agreement) and compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock, $1.00 par value per share, of the Parent are listed for trading is required by or with respect to the Parent or Purchaser in connection with the execution and delivery of this Agreement by the Parent or Purchaser or the consummation by the Parent or Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (iii) required filings of the Offer Documents, Schedule 14D-9 and the Proxy Statement under the Exchange Act.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3 Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Ownership of Company Common Stock. None of the Parent or any of the Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Parent or any of the Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.5 Information Provided. The information to be supplied by or on behalf of the Parent for inclusion in the (i) Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, and (ii) Proxy Statement (if any) to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Offer or solicitation of proxies for the Company Meeting (as the case may be) which has become false or misleading; provided that the Parent shall have no responsibility for and makes no representation with respect to any other information in the Schedule 14D-9 or the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.6 Financing. The Parent and Purchaser have, and will upon the acceptance of shares of Company Common Stock accepted for payment in the Offer and on the Closing Date have, sufficient cash resources available to purchase all of the shares of Company Common Stock pursuant to the Offer and otherwise perform all of their respective obligations under this Agreement and to consummate the Offer and the Merger.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) act and carry on its business in the Ordinary Course of Business in compliance in all material respects with applicable law, (ii) preserve intact the material aspects of its and each of its Subsidiaries business organization, assets, properties and business relationships; and (iii) keep available the services of its current officers and key employees and preserve the goodwill of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of, or encumber or authorize the issuance, delivery, sale, grant, pledge or other disposition or encumbrance of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) except as described in Section 5.1(d) of the Company Disclosure Schedule, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, transfer, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries, other than to customers in the Ordinary Course of Business;

(f)(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (ii) issue, sell, amend or accelerate the conversion of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Parent;

(h) make any material changes in accounting methods, principles or practices, except insofar as required by GAAP;

(i) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate, renew or amend any employment, severance, change of control or similar agreement or benefit plan for the benefit or welfare of any new, current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase the salary, compensation or fringe benefits of, or any bonus, incentive, compensation, service award, or like benefit granted or accrued for, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may hire new employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase up to 50,000 shares in the aggregate of Company Common Stock to employees hired after the date hereof, which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company’s customary terms, (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (vi) fail to pay any Tax or file any Tax Return in each case when due, except where the non-payment of any such Tax or non-filing of any such Tax Return is being contested in good faith;

(j) make or change any Tax election, agree to any adjustment of any Tax attribute, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any liability for Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

(k) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a Confidentiality Agreement, dated as of December 19, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts to cause its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, or knowingly induce or encourage, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging, facilitating or inducing, the making of any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(f)), in response to an Acquisition Proposal that did not result from a breach of this Agreement and that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) could be reasonably expected to lead to a Superior Proposal, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any Person (and the Representatives of such Person) making such Acquisition Proposal, pursuant to a confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement or arrangement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) the Company Board shall not, except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withhold, withdraw or modify, in a manner adverse to the Parent, its recommendation with respect to the Company Voting Proposal or approve or recommend a Superior Proposal if and only to the extent that, after complying with the notice provisions in this Section 6.1 (including Section 6.1(d)), if applicable, the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. Promptly (and in any event no later than 24 hours) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to the Parent a written notice advising the Parent that the Company Board has received a Superior Proposal together with a copy of any such Superior Proposal if in writing, specifying (to the extent not previously done under Section 6.1(d)) the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. If, following the expiration of three Business Days after Parent’s receipt of such notice of a Superior Proposal, the Superior Proposal specified in such notice still constitutes, in the good faith judgment of the Company Board, a Superior Proposal and did not otherwise result from a material breach of this Section 6.1, the Company, by action of the Company Board, may terminate this Agreement pursuant to Section 8.1(e), provided that, concurrently with such termination, the Company pays to the Parent the fee described in Section 8.3(b). In determining whether the Superior Proposal specified in such notice still constitutes a Superior Proposal, the Company Board shall take into account any changes to this Agreement proposed by Parent in response to the notice of a Superior Proposal.

(c) Change of Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Meeting and to hold a vote of the Company’s stockholders on the Company Voting Proposal at the Company Meeting shall not prior to the termination of this Agreement be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (whether or not a Superior Proposal). The Company shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal), prior to the termination of this Agreement.

(d) Notices to the Parent.

(i) Upon the Company’s receipt of any Acquisition Proposal, the Company shall promptly, and in any event within 24 hours, advise the Parent orally, with written confirmation to follow, of the Company’s receipt of such Acquisition Proposal, the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal, and shall provide to Parent a copy of such Acquisition Proposal and any amendments or modifications thereto, if in writing.

(ii) After receipt of any Acquisition Proposal, the Company shall (A) continue to keep the Parent informed, on a prompt (and in any event no later than 24 hours) basis, as to all material amendments thereto, and (B) promptly (and in any event no later than 24 hours) provide to the Parent a copy of all written non-public materials subsequently provided by the Company to the Person making such Acquisition Proposal in connection with such Acquisition Proposal (to the extent that the Company has not previously provided such materials to the Parent).

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(f) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means, whether written or oral, (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the Ordinary Course of Business, tender offer, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company, and no other party) (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide and written proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as stockholders) than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any offer by the Parent to amend the terms of this Agreement), (ii) is not subject to any financing contingency or, if so subject, that the Company Board determines in its good faith judgment is reasonably likely of being financed, and (iii) which the Company Board has determined in its good faith judgment to be reasonably capable of being completed on the terms proposed without undue delay, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. If the adoption of this Agreement by the holders of shares of Company Common Stock is required under the DGCL in order to consummate the Merger, the Company, at the Parent’s request following the consummation of the Offer and in cooperation with the Parent, shall prepare and file with the SEC the Proxy Statement; provided, however, that the Company shall give to Parent the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of Parent’s reasonable comments to each version of or amendment to the Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records (including Tax returns and, to the extent permitted by the Company’s independent auditors, following a request by the Company that such permission be granted, workpapers of the Company’s independent auditors), officers, employees, accountants, counsel, financial advisors and other Representatives as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Parent may reasonably request. The Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting.

(a) If the adoption of this Agreement by the holders of shares of Company Common Stock is required under the DGCL in order to consummate the Merger, the Company, acting through the Company Board and in accordance with Section 6.1(c) hereof, shall at the Parent’s request following the consummation of the Offer take all actions in accordance with applicable law, its certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders, (ii) if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (iii) for the purpose of soliciting additional proxies.

(b) The Parent shall cause all shares of Company Common Stock owned by the Parent or any Subsidiary (including all shares purchased by the Purchaser pursuant to the Offer) to be voted in favor of the adoption of this Agreement at the Company Meeting.

(c) Notwithstanding the foregoing, if the Purchaser or any Subsidiary of the Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the Parent and the Purchaser shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Parent shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, subject to any other conditions in this Section 6.6;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. Any such disclosure of information may be made, on the advice of each of the Company and the Parent’s counsel, on a counsel-only or outside counsel-only basis.

(b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, and where feasible will provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto, in connection with proceedings under or relating to any Antitrust Law, subject to advice of counsel to each of the Company and the Parent and to the provisions of any disclosure as contemplated by Section 6.6(a) hereof.

(c) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Parent shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

(d) At or prior to the Effective Time, the Company shall deliver to the Parent a duly executed certificate and associated documentation meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3).

6.7 Public Disclosure. Except as may be required by applicable law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use its commercially reasonable efforts to consult with the other party and provide such other party with an opportunity to review and comment before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement.

6.8 Indemnification.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) business days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such Indemnified Party provides an undertaking, to the extent required by the DGCL, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation so to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), which annual premium is set forth in Section 6.8(c) of the Company Disclosure Schedule, or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that the Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Parent shall be relieved from its obligations under the preceding two sentences of this Section 6.8(c).

(d) The Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8 unless it is ultimately determined that the person was not entitled to such indemnification.

(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Parent and Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, is reasonably likely to cause any of the conditions to closing set forth in Article VII not to be satisfied, or (d) any material notice or other suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Employee Benefits and Service Credit. From and after the Effective Time, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), for so long as such Continuing Employees remain so employed, health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of the Parent and its Subsidiaries under the Parent Employee Plans (as defined below). Following the Effective Time, the Parent will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries to the extent such service is recognized by the Company under a similar Company Employee Plan for purposes of (w) eligibility and vesting under any Parent Employee Plans, (x) determination of benefit levels under any Parent Employee Plan or policy relating solely to vacation or severance and (y) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Parent and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is a defined contribution plan, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Parent or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Parent or a Subsidiary of the Parent; provided, however, that for the avoidance of doubt, Parent Employee Plan shall not include any defined benefit pension plan or any plan providing for post-retirement medical or other welfare benefits.

6.11 Certain Severance Payments. Immediately prior to the Closing (or on the date which is six months and one day following the Closing Date, if required by Section 409A of the Code), and subject thereto, the Company shall make lump sum cash payments to the employees of the Company whose names are shown on the list made available to the Parent pursuant to Section 3.14(k), each in an amount shown adjacent to each such employee’s name on such list and net of federal, state and local withholding taxes required to be withheld with respect to such payments, subject to a general release (or releases) of all claims of any kind whatsoever that the employee may have against the Company, known or unknown as of the Closing Date (and as of the date of payment as required by Section 409A of the Code, as the case may be) (other than claims under COBRA, and claims to vested accrued benefits under the Company’s tax-qualified retirement plans) to be executed in each case by the Company and the employee, in such form as the parties shall reasonably agree. The parties intend for such payments to be in lieu of all severance, termination or change-in-control payments pursuant to employment, severance, or change in control agreements in effect between the Company and the employees, other than as relates to the Company Stock Options.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Parent or the Purchaser shall have accepted for payment and paid for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote, to the extent required by applicable law.

(c) Antitrust. Any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act and other applicable Antitrust Laws or as otherwise required by any Governmental Entity shall have expired, or been terminated or obtained, as applicable.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company (to the extent required by applicable law):

(a) by mutual written consent of the Parent, the Purchaser and the Company; or

(b) by either the Parent or the Company if the Offer shall not have been consummated by September 14, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date); or

(c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; or

(d) by the Parent, prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if: (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Offer or the Company Voting Proposal in a manner adverse to the Parent; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or

(e) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Acquisition Proposal, provided that the Company simultaneously pays the fee described in Section 8.3(b); or

(f) by the Parent, prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses (iii)(e) or (iii)(f) of Annex I not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or

(g) by the Company, prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within 30 days following receipt by the Parent of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, Purchaser or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement (the parties acknowledging that no measure of damages, if proven, shall be deemed waived or excluded by the execution of this Agreement or the terms hereof) and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) The Company shall pay the Parent a termination fee of $14,165,000 (the “Termination Fee”) in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(d);

(ii) by the Company pursuant to Section 8.1(e); or

(iii) by the Parent pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in clause (iii)(e) of Annex I due to a willful breach of any of the representations and warranties of the Company or any fraudulent conduct by the Company or clause (iii)(f) of Annex I by the Outside Date shall have resulted in the Closing not occurring or by the Company pursuant to Section 8.1(b), but only if in any such case (x) before the date of such termination, the Company shall have received an Acquisition Proposal that shall not have been withdrawn and (y) within 12 months after the date of termination, the Company shall have consummated or entered into any definitive agreement to consummate the transaction contemplated by such Acquisition Proposal with the Person who made, and on the terms of, such Acquisition Proposal;

provided, however, that, for purposes of this Section 8.3(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, Parent or Purchaser is in material breach of this Agreement. Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid by wire transfer of same-day funds simultaneously with the termination of this Agreement by the Company Board pursuant to Section 8.1(e). Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (y) of Section 8.3(b)(iii) is consummated.

(c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. Subject to Section 1.3(c) hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. Subject to Section 1.3(c) hereof, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Parent or Purchaser, to

Pitney Bowes Inc., MSC 61-41

One Elmcroft Road

Stamford, CT 06926-0700

Attn: David Kleinman

Vice President, Corporate Development

Telecopy: (203) 351-7029

with a copy to:

Pitney Bowes Inc., MSC 65-24

One Elmcroft Road

Stamford, CT 06926-0700

Attn: Michele Coleman Mayes, Esq.

Senior Vice President & General Counsel

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Attn: Ronald R. Papa, Esq.

Telecopy: (212) 969-2900

(b)	if to the Company, to

MapInfo Corporation

One Global View

Troy, NY 12180-8399

Attn: Mark P. Cattini, President and CEO

Telecopy: (518) 285-7234

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: David A. Westenberg, Esq.

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements, undertakings or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent may assign, in its sole discretion, all or any of its rights, interests and obligations under this Agreement to any Affiliate of the Parent with the consent of the Company, but no such assignment shall relieve the Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or of any federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND ITS CONSENT THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Disclosure Schedules. The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.14 of the Company Disclosure Schedule.

The Parent, Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

Pitney Bowes Inc.

By:	/s/ Bruce P. Nolop
Name:	Bruce P. Nolop
Title:	Executive Vice President and
Chief Financial Officer

Magellan Acquisition Corp.

By:	/s/ Helen Shan
Name:	Helen Shan
Title:	Vice President and Treasurer

MapInfo Corporation

By:	/s/ Mark P. Cattini
Name:	Mark P. Cattini
Title:	President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in a manner consistent with the terms of the Agreement, if:

(i) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not properly withdrawn, together with any shares of Company Common Stock owned by the Parent or any Subsidiary of the Parent, does not equal at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of shares of Company Common Stock outstanding, together with the shares of Company Common Stock which the Company may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, at prices equal to or less than the Offer Consideration whether or not vested or then exercisable) (the “Minimum Condition”);

(ii) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act and other applicable Antitrust Laws or as otherwise required by any Governmental Entity shall have expired, or been terminated or obtained, as applicable; or

(iii) at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing:

(a) other than the filing of the Certificate of Merger, any authorization, consent, order or approval of, or declaration or filing with, or expiration of waiting periods imposed by, any Governmental Entity in connection with the Offer or the Merger and the consummation of the other transactions contemplated by the Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall not have been filed or obtained or shall not have occurred on terms and conditions which would not reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

(b) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay,

decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated by the Agreement;

(c) there shall be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement or make materially more costly the making of the Offer, (ii) seeking to prohibit or limit in any material respect the Parent’s or the Purchaser’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iii) seeking to prohibit or impose any material limitations on the ownership or operation by the Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel the Parent, the Company or the Surviving Corporation to dispose of or hold separate any portion of the businesses or assets of the Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries;

(d) any Company Material Adverse Effect shall have occurred;

(e) any of the representations and warranties of the Company set forth in the Agreement shall not be true and correct as of such time as though made on and as of such time (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date, (ii) for changes contemplated by the Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect);

(f) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement;

(g)(i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or shall have withdrawn or modified its recommendation of the Offer in a manner adverse to the Parent; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer;

2

(h) the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (e) and (f) of this Annex I have been duly satisfied; or

(i) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and, subject to the terms of the Agreement, may be waived by the Parent or the Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time, in their respective sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

PB MapInfo Corporation

FIRST: The name of the corporation is: PB MapInfo Corporation.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Total number of shares of stock which the corporation shall have authority to issue is one hundred (100) and the par value of each share is One Dollar ($1.00) amounting in the aggregate to One Hundred Dollars ($100.00).

FIFTH: The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Miriam M. Netter, Esq.	PB MapInfo Corporation
One Global View
Troy, NY 12180

SIXTH: The Board of Directors is authorized to make, alter or repeal the by-laws of the corporation. Elections of directors need not be by written ballot.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: 1. Action, Suits and Proceedings Other than by or in the Right of the Corporation. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) judgment, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.

2.	Actions or Suits by or in the Right of the Corporation. The corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.

Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he or she shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.	Notification and Defense of Claim. As a condition precedent to his or her right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his or her own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.

Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6.	Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

7.	Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advanced of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

8.

Subsequent Amendment or Legislation. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

9.	Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.	Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.	Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of Delaware.

12.	Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13.	Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.	Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: The corporation is to have perpetual existence.

EXHIBIT B

Form of Bylaws

of the Surviving Corporation

BY-LAWS

PB MapInfo Corporation

ARTICLE I

STOCKHOLDERS’ MEETINGS

Section 1. Annual Meeting. The annual meeting of the stockholders for the election of directors shall be held on such date, and at such time, as shall be fixed by the Board of Directors.

Section 2. Special Meetings. Special meetings of the stockholders may be called by the President, the Board of Directors or the holder(s) of a majority of the outstanding voting stock.

Section 3. Place of Meetings. Meetings of stockholders shall be held at such place, within or without the State of Delaware, and at such time, as may be fixed by the Board of Directors.

Section 4. Quorum and Voting. At any meeting of stockholders the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business. In the event of lack of a quorum, the chairman of the meeting or majority in interest of the stockholders present in person or by proxy may adjourn the meeting from time to time until a quorum shall be obtained.

Treasury shares shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

ARTICLE II

DIRECTORS

Section 1. Powers of Board. The affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2. Number of Directors. The number of directors constituting the entire Board of Directors shall consist of not less than two nor more than seven, as determined by the stockholders or the Board of Directors.

Section 3. Vacancies and Newly Created Directorships. Vacancies occurring in the Board of Directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his predecessor. Newly created directorships resulting from an increase in the number of directors shall be filled by the stockholders.

Section 4. Election and Term of Directors. At each annual meeting of stockholders, directors shall be elected to hold office until the next annual meeting and until their successors have been elected and qualified.

Section 5. Quorum. A majority of the full Board shall constitute a quorum for the transaction of business; but if at any meeting of the Board there be less than a quorum present, a majority of those present may adjourn the meeting from time to time.

Section 6. Meetings. Regular or special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President and chief executive officer, or by any two directors. Reasonable notice thereof shall be given by the persons calling the meeting. Notices by mail, telegram or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been so designated, at his last known residence or business address.

Notice of a meeting of the Board of Directors need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

A notice, or waiver of notice, need not specify the purpose of any meeting of the Board of Directors, except as provided in Article IV, Section 2 hereof, relating to Amendments to these By-laws.

Any action which may be taken by the Board of Directors at a meeting thereof, may be taken by unanimous written consent.

Section 7. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the President and chief executive officer or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, or if no time is specified, upon receipt thereof. Unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

Section 8. Removal. Any one or more of the directors may be removed, either with or without cause, at any time, by the affirmative vote of the stockholders holding a majority of the outstanding shares entitled to vote, at any special meeting of the stockholders. The successor or successors of any director or directors so removed may be elected by the stockholders at the same special meeting or if not so elected, may be elected by the directors remaining in office.

ARTICLE III

OFFICERS

Section 1. Officers. The Board of Directors, as soon as practicable after the annual election of directors, shall elect a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, and a Treasurer, and such other officers as it may determine. The President may appoint for a definite or indefinite term such other officers, including additional Vice Presidents, Assistant Secretaries, and Assistant Treasurers as the President may determine.

Section 2. Term of Office and Removal. Each officer so elected shall hold office for the term for which he is elected, and until his successor has been elected and qualified. Unless otherwise provided in a resolution electing an officer, his term of office shall extend to and expire at the meeting of the Board following the next annual meeting of stockholders. Any officer may be removed by the Board, and any appointed officer may be removed by the President with or without cause, at any time, but any such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3. Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the by-laws or the Board of Directors or as limited or described in a written employment agreement between the officer and the Corporation, and to the extent not so prescribed, they shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board, as generally pertain to their respective offices.

ARTICLE IV

OTHER MATTERS

Section 1. Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe. Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise used. The Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer may affix the seal to any instrument signed by a duly authorized officer, or when specifically authorized by the Board of Directors, the seal may also be affixed by and attested to by any officer of the Corporation except the officer signing the instrument on behalf of the Corporation.

Section 2. Amendments. These by-laws may be amended at any meeting of the Board of Directors by the affirmative vote of a majority of the full Board, provided that the substance of the proposed amendment shall have been stated in the notice of meeting or waiver thereof. By-laws made by the Board of Directors may be repealed or changed by the stockholders.

Section 3. Fiscal year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.